UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 14, 2014

Great China Mania Holdings, Inc.
(Exact name of registrant as specified in charter)

Florida
(State or other jurisdiction of incorporation)

333-139008	59-2318378
(Commission File Number)	(IRS Employer Identification No.)

Room 1902, 19/F, Kodak House 2, Lava Road, North Point, Hong Kong

(Address of Principal Executive Offices)

852-2882-7026
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2014, the Company entered into a Purchase and Assignment Agreement (the “Agreement”) with C&M Film Workshop Limited (“C&M”). C&M is the legal and beneficial owner of certain overseas movie and entertainment distribution agreements.  According to the terms of the Agreement, C&M will assign to the Company and Company will purchase from C&M all of its overseas distribution agreements giving the Company rights to distribute those movies overseas. The Company will pay C&M’s sole shareholder twenty million (20,000,000) shares of restricted common stock for the distribution agreements in consideration of the assignment.

Item 2.01 Completion of Acquisition

On January 14, 2014, the transaction set forth in Item 1.01 was completed.

Item 5.01 Change of Control of Registrant

As a result of the consideration delivered in the transaction described in Item 1.01, a change of control of the Company has occurred. Mr. Charlie Wong, the sole shareholder of C&M, received twenty million (20,000,000) shares of common stock of the Company. Mr. Wong now owns 78.06% of the issued and outstanding shares of the Company’s common stock. He is not an officer or director of the Company.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Number                      Description

10.1                                             Purchase and Assignment Agreement dated January 14, 2014.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDICAN ENTERPRISES, INC.

January 15, 2014	By:	/s/Kwan Yin Roy Kwong
Kwan Yin Roy Kwong
Chief Executive Officer and Director